                                                                    EXHIBIT 10.1


                        PIONEER 1997 DIVESTITURE PACKAGE



                          PURCHASE AND SALE AGREEMENT

                                 by and between


                      PIONEER NATURAL RESOURCES USA, INC.

                                   as Seller


                                      and


                             SHERIDAN ENERGY, INC.

                                   Purchaser



                               November 13, 1997

                               TABLE OF CONTENTS


ARTICLE 1.  SALE AND PURCHASE.............................................  1
      1.1     Effective Time..............................................  1
      1.2     Sale and Purchase...........................................  1
      1.3     Excluded Assets.............................................  2

ARTICLE 2.  CONSIDERATION.................................................  2
      2.1     Consideration...............................................  2
      2.2     Manner of Payment...........................................  3
      2.3     Like Kind Exchange Option...................................  3
      2.4     Deposit.....................................................  3

ARTICLE 3.  DEFECTS.......................................................  3
      3.1     Definition of Acceptable Title..............................  3
      3.2     Definition of Permitted Emcumbrances........................  4
      3.3     Environmental and Physical Assessment.......................  5
      3.4     Identified Claims...........................................  6
      3.5     Notice of Defects...........................................  6
      3.6     Remedy for Defects..........................................  7
      3.7     Preferential Purchase Rights and Consents to Assign.........  9

ARTICLE 4.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS............  9
      4.1     Existence...................................................  9
      4.2     Power....................................................... 10
      4.3     Authorization............................................... 10
      4.4     Brokers..................................................... 10
      4.5     Foreign Person.............................................. 10
      4.6     No Liens.................................................... 10
      4.7     Valid Agreements............................................ 10
      4.8     No Reservations............................................. 10
      4.9     Permits..................................................... 10
      4.10    Compliance with Law......................................... 10
      4.11    Taxes....................................................... 11
      4.12    Access to Records........................................... 11
      4.13    Litigation.................................................. 11
      4.14    Royalties................................................... 11
      4.15    Access...................................................... 11
      LIMITATION AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES......... 11
      4.16    Maintenance of Assets....................................... 12
      4.17    No Encumbrances............................................. 12
      4.18    Operations.................................................. 12

ARTICLE 5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER........ 14
      5.1     Existence................................................... 14
      5.2     Power....................................................... 14
      5.3     Authorization............................................... 14
      5.4     Brokers..................................................... 14
      5.5     Investment Intent........................................... 14
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ARTICLE 6.  SELLER'S CONDITIONS OF CLOSING................................ 14
      6.1     Representations............................................. 15
      6.2     Performance................................................. 15
      6.3     Officer's Certificate....................................... 15
      6.4     Pending Matters............................................. 15
      6.5     HSR Act..................................................... 15

ARTICLE 7.  PURCHASER'S CONDITIONS OF CLOSING............................. 15
      7.1     Representations............................................. 15
      7.2     Performance................................................. 15
      7.3     Officer's Certificate....................................... 15
      7.4     Pending Matters............................................. 15
      7.5     HSR Act..................................................... 15

ARTICLE 8.  CLOSING....................................................... 15
      8.1     Time and Place of Closing................................... 15
      8.2     Closing Obligations......................................... 16

ARTICLE 9.  POST-CLOSING OBLIGATIONS...................................... 16
      9.1     Receipts and Credits; Suspense Funds........................ 16
      9.2     Costs and Liabilities; Indemnity............................ 17
      9.3     Further Assurances.......................................... 20
      9.4     Delivery of Records......................................... 21
      9.5     Access to Data.............................................. 21
      9.6     Continued Accounting........................................ 21

ARTICLE 10. TERMINATION................................................... 21
     10.1     Right of Termination........................................ 21
     10.2     Effect of Termination under Section 10.1.................... 22
     10.3     Effect of Termination under Section 2.4..................... 22

ARTICLE 11. TAXES......................................................... 22
     11.1     Apportionment of Ad Valorem and Property Taxes.............. 22
     11.2     Sales Taxes................................................. 23
     11.3     Other Taxes................................................. 23
     11.4     Cooperation................................................. 23

ARTICLE 12. PHYSICAL CONDITION OF THE ASSETS.............................. 23
     12.1     Prior Use of Assets......................................... 23
     12.2     Assumption of Assets in Present Condition................... 23
     12.3     Casualty Loss............................................... 24

ARTICLE 13. MISCELLANEOUS................................................. 24
     13.1     Governing Law............................................... 24
     13.2     Entire Agreement............................................ 24
     13.3     Waiver...................................................... 25
     13.4     Captions.................................................... 25
     13.5     Assignability............................................... 25
     13.6     Notices..................................................... 25
     13.7     DTPA Waiver................................................. 26
     13.8     Expenses.................................................... 26
     13.9     Severability................................................ 26
     13.10    Damages..................................................... 26
     13.11    No Third Party Beneficiary.................................. 27
     13.12    Survival.................................................... 27
     13.13    Counterparts................................................ 27
     13.14    Certain Definitions......................................... 27
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     13.15    Construction of Ambiguity................................... 27
     13.16    Waiver of Jury Trial........................................ 27
     13.17    Publicity................................................... 28
     13.18    Accounting.................................................. 28
     13.19    Operatorship................................................ 28
     13.20    HSR Act..................................................... 29
     13.21    Arbitration Procedures...................................... 29
     13.22    Access to Records........................................... 30

Exhibit "A"        -    Subject Properties
Exhibit "B"        -    Form of Assignment and Bill of Sale
Schedule 4.13      -    Retained Litigation

                          PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT (this "Agreement") is made this 13th day of November, 1997, by and between PIONEER NATURAL RESOURCES USA, INC., a Delaware corporation ("Seller"), and SHERIDAN ENERGY, INC ("Purchaser").


                                   RECITALS:

     WHEREAS, on the terms and conditions provided in this Agreement, Seller has agreed to sell and Purchaser has agreed to purchase certain of Seller's interests in certain oil and gas leases, agreements, contracts, real property, personal property, equipment and related rights hereinafter defined.

     NOW, THEREFORE, for good and valuable consideration and for the mutual covenants contained herein, Seller and Purchaser hereby agree as follows:


                         ARTICLE 1.  SALE AND PURCHASE

      1.1 Effective Time. The effective time and date of the purchase and sale contemplated hereby shall be 7:00 a.m., November 1, 1997, at the site of the respective Subject Properties (the "Effective Time").

      1.2 Sale and Purchase. Subject to the terms and conditions herein contained, at Closing and as of the Effective Time, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and receive, the following described assets, less and except the Excluded Assets (the "Assets"):

     (a) all right, title and interest of Seller as of the Effective Time (the "Sale Interest") in and to (1) the wells, units, facilities and/or plants described on Exhibit "A" ("Exhibit A Wells") attached hereto and incorporated herein, (2) the oil, gas and mineral leasehold estates and fee estates appurtenant to Exhibit A Wells, upon which such wells are located or with respect to which such wells are associated, and (3) all other interests in oil, gas and other minerals of whatever nature appurtenant to Exhibit A Wells, including, without limitation, all surface fee estates and working interests, farmout rights and overriding royalty interests (reference being hereby made to Seller's records and files located at 303 W. Wall, Suite 101, Midland, Texas, for a more complete description of said leases, leasehold and fee estates and interests), together with all of Seller's right, title and interest in respect of and in any pooled, communitized or unitized acreage of which any such leasehold, fee or other interest is a part and all of the rights incident thereto (the "Subject Properties");

     (b) to the extent attributable or allocable to the Subject Properties, right, title and interest of Seller (including, without limitation, leasehold) as of the Effective Time in and to: (1) all wells (including, but not limited to, the wells described in Exhibit "A" and all other oil, gas, injection and water wells whether plugged or unplugged and whether abandoned or not) ("Wells"), equipment, lease equipment, signage, gathering pipelines, gas facilities, gathering systems, gathering, storage, distribution, treating, processing and disposal facilities and tanks, tools, buildings, inventory and all other real or tangible personal property and fixtures which are located on or directly and solely related to the Subject Properties, including, without limitation, items of personal property described

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          in Exhibit "A-1", but specifically excluding portable tools, snow vehicles, equipment and other vehicles not used exclusively on or exclusively appurtenant to the Subject Properties or the Wells, and further excluding personal property not solely appurtenant to the Wells and personal property temporarily located on the Subject Properties; (2) all oil, gas, mineral and other hydrocarbon substances produced on or after the Effective Time; (3) to the extent the same are assignable or transferable by Seller, all orders, contracts, title opinions and documents, abstracts of title, leases, deeds, unitization agreements, pooling agreements, operating agreements, division of interest statements, participation agreements, and all other agreements and instruments; (4) all surface leasehold and fee estates, easements, rights-of-way, licenses, authorizations, permits and similar rights and interests, subject to the rights of third parties;
          (5) except as expressly provided otherwise herein, all warranties, covenants, indemnities and representations from third parties, and all claims, rights and causes of action against third parties, asserted and unasserted, known and unknown; (6) to the extent assignable and subject to the rights of third parties, lease files, land files, operating files, well files, oil and gas sales contract files, gas processing files, logs, test data, production histories, division order files, abstracts, title files and materials, and all other books, files and records (the "Records"), and all rights thereto, subject to the rights of third parties; and (7) all other rights, privileges, benefits and powers conferred upon the owner and holder of interests in the Subject Properties; and

     (c) to the extent necessary for the ownership, use or development of the Subject Properties and subject to the rights of third parties, the right of ingress and egress with respect to the fee, fee mineral and royalty interests and the SF Interests (as defined below in Section 1.3).

     1.3 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets do not include and Purchaser agrees and acknowledges that Seller has reserved from the Assets and hereby reserves unto itself any and all rights, titles and interests in and to (a) fee, fee mineral and royalty interests, specifically including but not limited to, (1) fee, fee mineral and royalty interests which were conveyed to Parker & Parsley Producing L.P. ("PPPLP"), an affiliate of Seller, by all or any of Santa Fe Energy Resources, Inc. ("SFER"), Santa Fe Energy Operating Partners, L.P. ("SFEOP") or SFER Properties-A, Inc. ("SFERP-A") or any of their respective Affiliates, and (2) or arising under that certain Exploration Agreement dated April 8, 1994, between SFEOP and PPPLP and all property rights, grants, and interests created, made or evidenced by such Exploration Agreement (collectively, the "SF Interests"), (b) the right of ingress and egress for the purpose of mining, drilling, exploring, operating, holding, producing and developing the fee, fee mineral and royalty interests, the SF Interests or the Excluded Wells (as hereinafter defined) for oil, gas, minerals and other hydrocarbon substances,(c) seismic, geologic and geophysical records and data not specifically described in Section 1.2(b)(6) above, and (d) any producing well and proration unit attributable to that well not on Exhibit "A", ("Excluded Wells") notwithstanding the inclusion of leases or other interests in the Subject Properties that are in such proration unit, Purchaser shall have no right to own or participate in any production from such Excluded Well ((a) through (d), collectively, the "Excluded Assets").


                           ARTICLE 2.  CONSIDERATION

      2.1 Consideration.   As consideration for this Agreement and the transfer
of the Assets, at Closing, Purchaser shall pay to Seller $49,900,000 (the "Purchase Price"), as may be adjusted pursuant hereto (the "Adjusted Purchase Price"). The Purchase Price has been allocated by Purchaser as provided on Exhibit "A".

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      2.2 Manner of Payment.  At Closing, except as provided in the following
Section 2.3, Purchaser shall pay Seller or Seller's designee the Adjusted Purchase Price by wire transfer of immediately available funds as follows:

               Account:         Pioneer Natural Resources USA, Inc.
               Account No:      1290288845
                                NationsBank of Texas, N.A.
               ABA Routing No:  111000012
               Attention:       Frank Stowers
                                NationsBank of Texas-Midland
                                (915) 685-2179

      2.3 Like Kind Exchange Option. Seller and Purchaser hereby agree that Seller, in lieu of the sale of the Assets to Purchaser for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary in order to accomplish the transactions contemplated hereby in a manner that will comply, either in whole or in part, with the requirements of a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended ("Code"). In the event Seller assigns its rights under this Agreement pursuant to this Section 2.3, Pioneer Natural Resources USA, Inc. shall remain responsible for all obligations and liabilities of Seller under or arising from this Agreement and agrees to notify Purchaser in writing of such assignment before Closing. If Seller assigns its rights under this Agreement, Purchaser agrees to (i) consent to Seller's assignment of its rights in this Agreement, (ii) deposit the Adjusted Purchase Price with the qualified escrow or qualified trust account designated by Seller at Closing, and (iii) take such further actions, at Seller's cost, as are reasonably required to effectuate the transactions contemplated hereby pursuant to Code Section 1031, but, in so acting, Purchaser shall have no liability to any party in connection with such actions. All risks associated with any like kind exchange and compliance thereof with applicable laws, rules and regulations shall be the sole responsibility of Seller, and Seller agrees to indemnify and hold Purchaser harmless from and against all costs, expenses, liabilities and obligations which arise as a result of Purchaser's agreement contained in this Section 2.3.

      2.4 Deposit. Upon the execution hereof, Purchaser shall pay to Seller $500,000 ("Initial Deposit") and on November 24, 1997, an additional $4,500,000 ("Final Deposit")(collectively the Initial Deposit and Final Deposit are the "Deposit"). If Closing occurs, the Deposit shall be applied to reduce the Purchase Price. If Purchaser fails to pay Seller the Final Deposit on or before November 24, 1997, the Initial Deposit shall be retained by Seller and be the property of Seller, this Agreement shall terminate subject to Section 10.3, and Seller shall have no obligation or liability to Purchaser thereupon, thereafter, or hereunder. If Purchaser is unable to secure, on or before December 1, 1997, a valid and binding commitment for financing (with proof of same being subject to the reasonable satisfaction of Seller) the Purchase Price at Closing, Purchaser agrees that the Deposit is non-refundable and non-returnable, this Agreement shall terminate subject to Section 10.3 and Seller shall have no liability or obligation to Purchaser thereupon, thereafter or hereunder. If Closing does not occur, for any other reason, the Deposit shall be applied as provided in Section 10.2.


                               ARTICLE 3.  DEFECTS

      3.1 Definition of Acceptable Title. As used herein, the term "Acceptable Title" shall mean, such right, title and interest that as to the existing production from the currently producing intervals in the Exhibit A Wells, (a) entitles Seller to receive not less than the net revenue interest set forth in Exhibit "A" of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the currently producing intervals of the respective Exhibit A Wells, (b) obligates Seller

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

to bear costs and expenses relating to the maintenance, development, and operation of all Exhibit A Wells relative to intervals with current production in an amount not greater than the working interest set forth in Exhibit "A", unless there is a corresponding and proportionate increase in the applicable net revenue interest, and (c) except for Permitted Encumbrances, is free and clear of all liens, claims, burdens and encumbrances; provided, however that (i) the presence of a preferential right to purchase provision shall not be considered to be a Defect (as defined in Section 3.5 below); and (ii) if Purchaser demonstrates before or after Closing, subject to Section 13.12 below, that Seller does not have or cannot convey Acceptable Title to a well described in Exhibit "A" and, if so demonstrated after Closing, that Purchaser did not receive at Closing an adjustment to the Purchase Price or other consideration on account of such matter, and if Seller owns fee mineral interests or other interests underlying the applicable proration or spacing unit on which such well is located, Seller shall resolve such matter by, at Seller's option, either (1) granting a lease (on mutually acceptable terms) on all or part of such interests, or (2) conveying (which conveyance may be limited in term, similar to an oil and gas lease) all or part of such interests to Purchaser and, if so resolved, such matter shall not be considered a Defect for any purpose hereunder if the interest so conveyed, or leased, will (after considering, in the case of a lease, the royalty reserved to Seller under the lease) be sufficient so that, after giving effect thereto, such matter will no longer exist (a "Further Conveyance"); provided, however, that such Further Conveyance shall be limited to the rights of Seller in and to all the intervals in the well from which production is being obtained (from the subject well) at the Effective Time insofar as such intervals underlie the proration or spacing unit attributable to such well. Purchaser acknowledges and agrees that any net revenue interests and working interests reflected on Exhibit "A" are for the convenience of Seller and Purchaser and included solely for the purpose of determining Acceptable Title prior to Closing; Seller does not and shall not represent or warrant that the Sale Interest is equal to any such interests in any respect, but agrees that (i) for purposes of determining Defects prior to Closing, with respect to those Subject Properties listed on Exhibit "A" with "0.0000" "APO" interests, the "APO" interests shall be deemed to be the same as the corresponding "BPO" interests, and (ii) Purchaser may assert as a Title Defect (as defined in and pursuant to Section 3.5 below) any matter reasonably expected, as to existing production, to reduce the net revenue interest assigned to such Subject Property or well or any matter reasonably expected, as to existing production, to increase the working interest assigned to such Subject Property and well unless there is a corresponding and proportionate increase in the applicable net revenue interest.

      3.2 Definition of Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" shall mean the following items, provided none of the following items shall operate to increase the working interest of Seller as set forth in Exhibit "A" for any of the Subject Properties, without a corresponding increase in the applicable net revenue interest, or decrease the net revenue interest of Seller set forth in Exhibit "A" for any of the Subject Properties:

     (a) lessors' royalties, overriding royalties, production payments, reversionary interests and similar burdens;

     (b) division orders and sales contracts;

     (c) preferential rights to purchase not identified in writing to Seller pursuant to Section 3.7 below, or, if so identified, with respect to which (1) waivers are obtained from the appropriate parties, (2) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (3) appropriate parties have exercised such rights and the Purchase Price has been adjusted where appropriate with reference to the value allocated in Exhibit "A" to the affected Asset ("Preferential Rights");

     (d) rights to consent to assignments required by this Agreement held by Persons other than governmental entities and not identified in writing to Seller pursuant to Section 3.7

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

         below, or, if so identified, with respect to which (1) waivers or consents are obtained from the appropriate parties, or (2) the prescribed time period for denying such consent has expired;

     (e) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid and discharged in the ordinary course of business;

     (f) rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leasehold and fee estates or interests therein, which consents, notices, filings and/or other actions are customarily obtained after closing;

     (g) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations affecting the Assets;

     (h) rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority affecting the Assets;

     (i) operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Subject Properties which are of public record or contained in the Records or otherwise available to Purchaser and all actions taken or operations occurring in the normal course of business pursuant to such instruments;

     (j) Title Defects that Purchaser may have expressly waived in writing or which are deemed to have been waived pursuant to Section 3.6;

     (k) all conveyances, reservations and exceptions of public record or contained in the Records affecting the Assets which in the aggregate are not such as to interfere materially with the ownership, operation or use of any of the Subject Properties or materially reduce the value thereof; and

     (l) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets which in the aggregate are not such as to interfere materially with the ownership, operation or use of the affected Subject Properties or materially reduce the value thereof.

      3.3 Environmental and Physical Assessment.   Purchaser shall have the
right to make an environmental and other physical assessment of the Assets during the period beginning on the date of execution of this Agreement and ending at 5:00 p.m. on November 30, 1997 ("Examination Period"). During Seller's normal business hours, Purchaser and its Representatives shall have the right to enter upon the Assets and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be reasonably necessary or appropriate for the preparation of appropriate environmental and other reports relating to the Assets, their condition, and the presence of wastes or contaminants. Seller shall be provided 48 hours prior notice of such activities and shall have the right to (i) witness all such tests and investigations, (ii) receive an equal distribution of all samples taken by Purchaser or its Representatives, and (iii) prohibit such tests and investigations which it reasonably believes could materially damage its properties or business interests. Purchaser shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and not disclose any of the same to any Person unless otherwise required by law or regulation and then only after written notice to Seller of the need for disclosure and the identity of all intended recipients. Seller hereby grants Purchaser access to the Assets to conduct its environmental and other physical assessment upon the condition that, in accordance with Section 9.2, PURCHASER HEREBY INDEMNIFIES AND HOLDS SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS FOR OR RELATED TO PERSONAL INJURY OR PROPERTY DAMAGE ARISING OUT OF OR AS A RESULT OF THE ACTIVITIES OF PURCHASER OR ITS REPRESENTATIVES ON THE ASSETS IN CONDUCTING SUCH ENVIRONMENTAL AND PHYSICAL ASSESSMENTS. If during the Examination Period, Purchaser determines in good faith that (i) there is a condition or circumstance which constitutes a violation of applicable Environmental Law, or imposes an obligation to remediate all or part of the Assets and requiring commencement of said remediation on or before the Effective Time (even though the actual remediation program may extend beyond the Effective Time) under any applicable Environmental Law, pertaining to the environmental condition of the Assets, or
(ii) there is a claim, demand, filing, investigation, action, suit or other legal or administrative proceeding asserted or otherwise initiated by a governmental authority and arising from or related to the Subject Properties or the ownership or operation of any thereof ("Environmental Defect"), Purchaser may include notice of such Defect in any Notice of Defects delivered hereunder; provided, that any such matter not included in a Notice of Defects shall be and hereby is waived by Purchaser.

         3.4 Identified Claims. During the Examination Period and in accordance with Section 4.12, Seller shall make available to Purchaser for examination and copying (at Purchaser's cost) any of the Records and Seller's accounting records relating to the Assets as Purchaser may reasonably request. Seller shall also permit Purchaser's Representatives to consult with Seller's employees and Seller's independent contractors who have knowledge concerning the Assets during normal business hours regarding such records; provided, that such consultation shall not unreasonably disrupt the performance by such employee or independent contractor of its duties with Seller. If during the Examination Period, Purchaser determines in good faith that (I) payments due in respect of the Assets for obligations, liabilities, costs and expenses arising outside the normal course of business and relating to periods prior to the Effective Time have not been paid (except for those amounts in suspense), or (ii) there are unsatisfied claims, demands, liabilities or obligations in respect of the Assets based upon omissions, events or occurrences resulting in obligations, liabilities, costs or expenses arising outside of the normal course of business and relating to periods prior to the Effective Time (collectively, "Identified Claims"), Purchaser may include notice of such Identified Claims in any Notice of Defects delivered hereunder; provided, that any such matter not included in a Notice of Defects shall be and hereby is waived by Purchaser.

      3.5 Notice of Defects. If any matter is discovered by Purchaser that, in Purchaser's reasonable, good faith opinion, would (a) cause the title to current production in Exhibit A Wells not be Acceptable Title (a "Title Defect"); (b) constitute a breach of Seller's representations, warranties and agreements contained herein (a "Contract Defect"); (c) constitute an Environmental Defect; or (d) constitute an Identified Claim ((a) through (d) to the extent that each such matter exceeds a value of $5,000, individually, a "Defect", and collectively, the "Defects"), then if the total value of all Defects exceeds $1,500,000, Purchaser may provide written notice (a "Notice of Defects") thereof actually delivered to Seller not later than noon, December 1, 1997; provided, however, that any notice concerning an uninsured Casualty Loss occurring after the close of the Examination Period or Contract Defect not discoverable from an examination of the Records, public records, Purchaser's records, the records of any purchaser of production attributable to the Subject Properties or a physical inspection of the Assets may be delivered to Seller on or before noon of the business day immediately before the Closing Date, and that, if so delivered, Purchaser's sole remedy therefor shall be as provided in
Section 3.6, with the procedure therein provided applicable thereto the same as if such uninsured Casualty Loss or Contract Defect had been included in any Notice of Defects delivered not later than noon, December

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

1, 1997 (i.e., the value of any such uninsured Casualty Loss or Contract Defect shall be included in the value of any other Defects included in a Notice of Defects, or, if no Notice of Defects has been provided, then such uninsured Casualty Loss or Contract Defect only may be included in a Notice of Defects then given to Seller). A Notice of Defects shall specifically identify the Defect and include (I) the Purchaser's purported value of each specific Defect which value, except for Environmental Defects cannot exceed the value of the affected Assets as set out on Exhibit "A", (ii) an identification of each affected Asset, (iii) Purchaser's basis for determining the existence and value of such Defect, together with all associated reports, opinions, data, valuations, assessments, conclusions and supporting calculations, and (iv) Purchaser's statement of steps necessary to cure each such Defect to its satisfaction, all of which shall be kept strictly confidential, except to the extent required by law, regulation or order of any court or other governmental authority or as may be necessary to address Defects identified in a Notice of Defects.

     3.6 Remedy for Defects. In the event Purchaser delivers its Notice of Defects as provided in Section 3.5, Seller and Purchaser may, at Seller's sole discretion, meet and use their best efforts to agree in good faith on the validity and value of each asserted Defect. If the dollar value of Purchaser's asserted Defects exceed $1,500,000 then Seller may submit to arbitration, to be conducted pursuant to Section 13.21 below, any dispute as to (i) whether an alleged Defect actually exists, (ii) the actual value of any such alleged Defect, or (iii) whether such Defect has been cured by Seller; while Purchaser may submit to arbitration, to be conducted pursuant to Section 13.21 below, only disputes as to whether such Defects have been cured by Seller. The determination of the arbitration shall be final and binding for all matters determined by such arbitrator; provided, however the determination of the arbitrator shall not preclude further action by Seller pursuant to Seller's options described in subparagraphs (B) and (C) below. In the event any matter is submitted to arbitration pursuant hereto, the Closing Date may be extended until the 4th business day following notification to the parties of the final determination of the arbitrator. The value of all Defects shall be established by the agreement of the parties or the findings of the arbitrator ("Defect Value") and shall not be greater than the lesser of (a) the dollar value asserted by Purchaser in its notice of Defects, or, (b) the cost to cure. If any examination by Purchaser results in a finding that the interest of Seller is greater than that stated in Exhibit "A" and such increase (which such increase must be identified in any notice to Seller), serves to increase the value of the Subject Property or component of the Assets, such increase shall also be considered as part of the determination of the Defect Values.

     (A) If the Aggregate Net Amount (as defined below) of Purchase Price adjustments using the Defect Values total $1,500,000 or less, Seller, at Seller's option, may elect not to meet with Purchaser to consider Purchaser's asserted Defects; then, Purchaser shall accept and purchase the Assets, including any Asset subject to any Defect, as provided herein.

     (B) In the event the Aggregate Net Amount of Purchase Price adjustments using the Defect Values plus the amount of any uninsured Casualty Losses and Casualty Losses not fully covered by insurance (to the extent of such deficiency only), plus the value of any of the Subject Properties (with reference to the allocated value thereof on Exhibit "A" as a maximum) taken in condemnation or under the right of eminent domain prior to the end of the Examination Period, or with respect to which proceedings for such purposes shall be pending or threatened in writing at such time, equals or exceeds $1,500,000 Seller shall either
         (1) take such steps as are reasonably necessary to cure or minimize any such Defects, or (2) delete from sale any property affected by an asserted Defect, and adjust the Purchase Price by the allocated value, or (3) allow an adjustment to the Purchase Price in the amount equal to $.50 for each $1.00 by which the total of the Defect Values exceed $1,500,000 resulting in the Aggregate Net Amount of Purchase Price adjustments being reduced $1.00 for every $.50 of adjustment to the Purchase

         Price allowed by Seller; with the election of options (1), (2) or (3) to be in Seller's sole discretion.

     (C) In the event the Aggregate Net Amount of Purchase Price adjustments using the Defect Values plus the amount of any uninsured Casualty Losses and Casualty Losses not fully covered by insurance (to the extent of such deficiency only), plus the value of any of the Subject Properties (with reference to the allocated value thereof on Exhibit "A" as a maximum) taken in condemnation or under the right of eminent domain prior to the end of the Examination Period, or with respect to which proceedings for such purposes shall be pending or threatened in writing at such time, equals or exceeds $2,500,000 ("Seller's Termination Threshold") in Seller's sole discretion (in addition to all other actions allowed in 3.6 (B) above) but without obligation, Seller may terminate this Agreement without liability or further obligation to Purchaser.

     (D) If the Aggregate Net Amount of Purchase Price adjustments using the Defect Values, plus the amount of any uninsured Casualty Losses and Casualty Losses not fully covered by insurance (to the extent of such deficiency only), plus the value of any of the Subject Properties (with reference to the allocated value thereof on Exhibit "A" as a maximum) taken in condemnation or under the right of eminent domain prior to the end of the Examination Period, or with respect to which proceedings for such purposes shall be pending or threatened in writing at such time, exceeds $5,000,000 ("Purchaser's Termination Threshold") then Seller or Purchaser may, upon written notice to the other, terminate this Agreement, without liability or further obligation to the other party, subject to Section 10.2.

     (E) If the aggregate value of Preferential Rights, for which Seller has received timely written notification from Purchaser as required by
         Section 3.7 below and (1) prior to Closing, Seller has received written notice from one or more holders of preferential rights of the holder's intent to exercise the preferential right, or (2) holders of preferential rights exercise their preferential rights at Closing, or
         (3) the time period to exercise such preferential right has not expired, equals or exceeds 30% of the Purchase Price, then Purchaser or Seller may, upon written notice to the other, terminate this Agreement, without liability or further obligation to the other party subject to
         Section 10.2.

     (F) Seller shall have no obligation hereunder to any Person to sell, convey, deliver or otherwise transfer all or any part of the Assets if Purchaser or Seller terminates this Agreement pursuant to the Seller or Purchaser Termination Thresholds. Purchaser agrees and acknowledges that except as specifically set forth herein Seller has no obligation to adjust the Purchase Price with respect to Defects. If Closing occurs, Purchaser shall be deemed to have waived or assumed any and all claims, known and unknown, arising from or related to any and all Defects or title to or other condition of the Assets, including, without limitation, whether or not identified in a Notice of Defects, and notwithstanding the fact that Seller may not have cured any such Defect(s) to Purchaser's satisfaction, and Seller shall have no obligation with respect thereto. As used in this Agreement, the "Aggregate Net Amount" of Purchase Price adjustments shall be determined by subtracting from the Defect Values (x) the value of all interests by which Seller's actual interests in the Subject Properties exceeds the net revenue interests set forth on Exhibit "A" hereto, (y) the Defect Values which are cured or otherwise resolved to Purchaser's reasonable satisfaction or (z) the amount of any adjustment to the Purchase Price which seller elects to allow pursuant to subparagraph (B) above. If Purchaser provides Seller with a Notice of Defects, Purchaser shall provide Seller copies of all pertinent portions of applicable title opinions, data and curative information available to it to enable the parties to make a determination on the validity thereof.


      3.7 Preferential Purchase Rights and Consents to Assign. Upon written notification to Seller by Purchaser identifying Persons (and their addresses) holding preferential rights to purchase affecting the Subject Properties or the right to consent with respect to any assignments required hereby, other than such consents of governmental authorities which are usually obtained in the normal course of business after Closing, actually received by Seller not later than the earlier of (i) fifteen (15) days prior to the Closing Date, or (ii) five (5) business days prior to the latest date prior to Closing permitted by the subject agreement for such notice to be provided, Seller shall send notice of this Agreement to all such Persons (y) offering to sell to each such Person the Subject Properties for which a preferential right is held on and subject to the terms hereof and for the same allocated value for such Subject Properties reflected on Exhibit "A", or (z) requesting, where appropriate, consent to any assignment required in connection herewith. Purchaser shall be entitled to review and approve the form of all such notices; provided, that such approval shall not be unreasonably withheld or delayed. If, prior to Closing, any of such Persons asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of the Subject Properties to which it holds a preferential purchase right pursuant to the terms and conditions hereof, then, subject to clause (ii) of Section 3.6 above, such Subject Properties shall be excluded from the Assets to be conveyed to Purchaser under this Agreement and the Purchase Price shall be reduced by the allocated value of such Subject Properties reflected in Exhibit "A"; provided, however, that if the holder of such preferential right fails to consummate the purchase of such Subject Properties on the Closing Date, then Seller shall promptly so notify Purchaser, and Seller shall sell immediately to Purchaser, and Purchaser shall purchase from Seller, for a price equal to the allocated value of such Subject Properties and upon the other terms of this Agreement, the Subject Properties to which the preferential purchase right was asserted. All Subject Properties for which a preferential purchase right has not been asserted prior to Closing by the holder of such right, or with respect to which Closing does not occur on the Closing Date following the assertion of a preferential purchase right, shall be sold to Purchaser at Closing pursuant and subject to the provisions of this Agreement. If one (1) or more of the holders of any preferential purchase rights notifies Seller subsequent to Closing that it intends to assert its preferential purchase right, Seller shall give notice thereof to Purchaser, whereupon Purchaser shall satisfy all such preferential purchase right obligations of Seller to such holders and shall indemnify and hold Seller harmless from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) in connection therewith, and Purchaser shall be entitled to receive (and Seller hereby assigns to Purchaser all of Seller's rights to) all proceeds received from such holders in connection with such preferential purchase rights; Purchaser shall indemnify and hold harmless Seller from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) asserted or incurred at any time (whether before or after Closing) with respect to or arising directly or indirectly from the claims of any Person to a preferential purchase right affecting any of the Assets transferred to Purchaser hereunder.


         ARTICLE 4.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     Seller represents, warrants to and covenants with Purchaser that:

      4.1 Existence. Pioneer Natural Resources USA, Inc. is a Delaware corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Power. Seller has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not (a) violate any provision of Seller's Articles of Incorporation or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Seller is a party or by which Seller is bound, (c) to the best knowledge and belief of Seller, violate any judgment, order, ruling, or decree applicable to Seller and entered or delivered in a proceeding in which Seller was or is a named party, or (d) to the best knowledge and belief of Seller, violate any applicable law, rule or regulation.

      4.3 Authorization.   The execution, delivery and performance of this
Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered. This Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.4 Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Purchaser, and any such obligation or liability that might exist shall be the sole obligation of Seller.

      4.5 Foreign Person.   Seller is not a "foreign person" within the meaning
of the Code.

      4.6 No Liens. The Assets are not subject to any valid and enforceable security interests, liens or mortgages.

      4.7 Valid Agreements. Oil and gas leases and other material contracts and agreements constituting a part of the Assets are valid and in full force and effect, and Seller is not, or with the lapse of time or giving of notice or both will not be, in material breach or material default, with respect to any of its obligations thereunder and no party has given or threatened to give Seller notice of any material default thereunder.

      4.8 No Reservations. There are no reservations which affect the Assets other than those currently of public record.

      4.9 Permits. Seller possesses all material licenses, permits, certificates, orders, approvals and authorizations necessary to own the Assets and to carry on its business as now being conducted.

      4.10 Compliance with Law. Seller is in compliance with all laws, ordinances, rules, regulations and orders applicable to the Assets, including, without limitation, all environmental laws, ordinances, rules, regulations and orders, except to the extent of any non-compliance that is not reasonably expected to result in a material adverse affect on the Assets; however, Seller has not received any notice of any claimed noncompliance therewith. Seller is not aware of any facts, conditions or circumstances in connection with, related to or associated with the Assets that could reasonably be expected to give rise to any claim or assertion that Seller, the Assets or the ownership or operation of any thereof is not in material compliance with any applicable law, rule, regulation, ordinance, or order of any governmental authority or with any term or conditions of any applicable permit, license, approval, consent, certificate or other authorization.

      4.11 Taxes. All ad valorem, property, production, severance, excise, and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom attributable to the Assets that have become due and payable have been properly and timely paid, except to the extent of any failure that is not reasonably expected to result in a material adverse effect on the Assets.

      4.12 Access to Records. Upon and after full execution hereof and receipt of the Initial Deposit, Seller will provide Purchaser through Closing access to the Records during normal business hours at their place of storage, and, at Purchaser's cost, will assist Purchaser in obtaining access to and the right to review and copy Records pertaining to the Subject Properties not in Seller's
possession or control.   From and after the date of the execution of this
Agreement through the Closing Date, Seller shall not add to or remove from the Records any contracts, instruments, documents or other materials except for such additions and removals as are done in the ordinary course of business with respect to ongoing operations.

      4.13 Litigation. Other than the matters listed on Schedule 4.13 ("Retained Litigation"), there is no litigation, investigation or other proceeding in which Seller (or its direct predecessor in title) is a named party which adversely affects any of the Assets, and to the best of Seller's knowledge and belief there is no litigation, investigation or other proceeding, whether pending or threatened in writing which is based upon omissions, events or occurrences prior to the date of this Agreement which materially adversely affects any of the Assets in which Seller in not a named party. Provided that any litigation brought to the attention of Seller for which Seller is willing to classify as Retained Litigation shall not be considered a breach of this representation. Further, there are no lawsuits or claims by third parties, which seek to prevent this transaction.

Notwithstanding any provision to the contrary, Seller shall retain all benefit, responsibility, obligation and liability resulting from the Retained Litigation and shall fully hold harmless and indemnify Purchaser from and against any loss, cost, claim, damage, expense, demand, penalty or forfeiture arising from and related to claims asserted, or claims that could have been asserted, in the Retained Litigation and which occur entirely prior to the Effective Time.
Seller shall keep Purchaser fully informed as to any matters which may adversely impact the Assets or any portion thereof and will not oppose any motion of Purchaser to intervene in any of the Retained Litigation to the extent Purchaser deems such intervention necessary to protect its interest in the Assets.

      4.14 Royalties. All royalties, rentals and other payments due with respect to the Assets have been properly and timely paid.

      4.15 Access. No physical condition exists upon any of the Subject Properties which is reasonably expected to restrict access thereto.

           LIMITATION AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 4.1 THROUGH 4.5 (WHICH SHALL SURVIVE CLOSING) THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN SHALL TERMINATE IN ALL RESPECTS UPON CLOSING. ANY ASSIGNMENT AND BILL OF SALE OR OTHER CONVEYANCE EXECUTED AND DELIVERED PURSUANT HERETO SHALL BE: (a) WITHOUT ANY WARRANTY OR REPRESENTATION OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE; (b) WITHOUT ANY EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION AS TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR

SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY OF THE ASSETS OR THEIR FITNESS FOR ANY PURPOSE; AND (c) WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. AT CLOSING, PURCHASER SHALL HAVE INSPECTED OR WAIVED ITS RIGHT TO INSPECT THE RECORDS AND THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES. PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND, PURCHASER SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. IN ADDITION, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATTERS CONTAINED IN CONFIDENTIAL INFORMATION OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES OR OTHERWISE MADE AVAILABLE TO PURCHASER OR PURCHASER'S REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF PURCHASER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER OR SELLER'S AGENTS OR REPRESENTATIVES. ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK. THE ASSIGNMENTS AND BILLS OF SALE OR OTHER CONVEYANCES TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE LIMITATIONS AND DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH.

     Seller covenants and agrees that from and after the execution of this Agreement and until the Closing Date:

      4.16 Maintenance of Assets. Seller will not sell, transfer, assign, convey or otherwise dispose of any of the Assets subject to Seller's direct control, other than (a) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, (b) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Subject Properties, and (c) as required in connection with any exercise of preferential rights or as otherwise required to satisfy obligations to third parties under contracts presently existing.

      4.17 No Encumbrances. Seller will not create any lien, security interest or encumbrance on the Sale Interest, the oil or gas attributable to the Assets, or the proceeds thereof, other than Permitted Encumbrances.

      4.18 Operations. With respect to any of the Subject Properties operated by Seller, Seller will, subject to the rights of affected parties under applicable agreements:

          (a) cause the Subject Properties to be developed, maintained and operated in compliance with applicable laws, ordinances, rules, regulations and orders and in a prudent, good and workmanlike manner, maintain insurance now in force with respect to the Subject Properties, and pay or cause to be paid all costs and expenses in connection therewith;

          (b) not agree to participate in the drilling of any new well on the Subject Properties or fail to participate in operations on the Subject Properties proposed by other parties, without the advance written consent of Purchaser, which consent (which may not be unreasonably withheld) or non-consent must be given by Purchaser within two (2) business days of the notice from Seller;

          (c) not take any action or fail to take any action which is reasonably expected to result in any termination of the leases forming a part of the Subject Properties;

          (d) perform and comply with all of its obligations under agreements relating to or affecting the Subject Properties;

          (e) carry on its business with respect to the Subject Properties in substantially the same manner as it has heretofore, not introducing any new method of management, operation or accounting with respect to the Subject Properties except as may be required by applicable statutes, rules or regulations or by applicable presently existing contractual obligations;

          (f) not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as heretofore conducted or which involves payments, receipts or potential liabilities with respect to one individual Subject Property of more than $25,000, excluding emergency expenditures; and

          (g) not resign or otherwise voluntarily relinquish its rights as operator of any Subject Property for which it serves as operator on the date hereof.

          (h) not grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment of the Assets to Purchaser, subject to existing contractual obligations;

          (i) not enter into any gas sales contract or crude oil sales or supply contract with respect to the Subject Properties which is not terminable without penalty upon notice of thirty (30) days or less;

          (j) not enter into any transaction the effect of which, considered as a whole, would be to cause Seller's ownership interest in any of the Subject Properties to be altered from its ownership interest as of the date hereof;

          (k) not enter into any settlement of or relinquish any outstanding receivables which are a part of the Assets (including, without limitations, the right to receive any retroactive price adjustments, take-or-pay monies, FERC mandated refunds, accounting adjustments, tax adjustments, and Minerals Management Service refunds);

          (l) if any approval or consent by any federal, state or local governmental authority is required to vest Acceptable Title to any of the Sale Interest in Purchaser at Closing, exercise its best efforts, as reasonably requested in writing by Purchaser, to obtain all such required approvals or consents at Purchaser's expense;

          (m) through Closing, give prompt written notice to Purchaser of any notice of default (or written threat of default, whether disputed or denied) received or given by Seller under any instrument or agreement affecting the Subject Properties to which Seller is a party or by which it or any of the Subject Properties is bound.


       ARTICLE 5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

     Purchaser represents and warrants to and covenants with Seller that:

      5.1 Existence. Sheridan Energy Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2 Power. Purchaser has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not (a) violate any provision of any Purchaser's certificate or articles of incorporation or organization, as the case may be, bylaws, regulations or other governing documents; (b) to the best knowledge and belief of Purchaser, conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (c) to the best knowledge and belief of Purchaser, violate any judgment, order, ruling, or decree applicable to Purchaser and entered or delivered in a proceeding in which Purchaser was or is a named party; or (d) to the best knowledge and belief of Purchaser, violate any applicable law, rule or regulation.

      5.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      5.4 Brokers. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Seller, and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

      5.5 Investment Intent. Purchaser is acquiring the Assets for Purchaser's own account for investment, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, and shall not resell any or all of the Assets except in compliance with all applicable securities laws.


                   ARTICLE 6.  SELLER'S CONDITIONS OF CLOSING

     Seller's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Seller on or before the Closing Date of the following conditions:

      6.1 Representations. The representations and warranties of Purchaser contained in Article 5 shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

      6.2 Performance. Purchaser shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing.

      6.3 Officer's Certificate. Each Purchaser shall have delivered to Seller a certificate of an executive officer dated the Closing Date, certifying on behalf of such Purchaser that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled.

      6.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

      6.5 HSR Act. The waiting period required by the HSR Act (as defined in Section 13.20 below) shall have expired or been terminated, if applicable.


                 ARTICLE 7.  PURCHASER'S CONDITIONS OF CLOSING

     Purchaser's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Purchaser on or before the Closing Date of the following conditions:

      7.1 Representations. The representations and warranties of Seller contained in Article 4 shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

      7.2 Performance. Seller shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing.

      7.3 Officer's Certificate. Seller shall have delivered to Purchaser certificates of executive officers of Seller's respective general partners, dated the Closing Date, certifying on behalf of such Seller that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

      7.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Purchaser in connection with or, seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

      7.5 HSR Act. The waiting period required by the HSR Act (as defined in Section 13.20 below) shall have expired or been terminated, if applicable.


                              ARTICLE 8.  CLOSING

      8.1 Time and Place of Closing. If the conditions to Closing have been satisfied or expressly waived by the party entitled to the benefits thereof, the consummation of the transactions contemplated hereby ("Closing") shall take place at one of Seller's offices on or before December 15, 1997, at 9:00 a.m, or at such other place and time or in such other manner agreed upon by Seller and Purchaser ("Closing Date"); provided, that Seller shall have the right to extend Closing for up to fifteen

(15) days to respond to any Notice of Defects provided by Purchaser and that any extension by Seller shall not serve to provide Purchaser rights not otherwise expressly provided herein, nor to extend any rights of Purchaser contained herein, including, without limitation, those contained in Section 3.5.

      8.2 Closing Obligations.  At the Closing,

     (a) Seller shall execute, acknowledge and deliver to Purchaser an Assignment and Bill of Sale in substantially the form attached hereto as Exhibit "B", conveying the Assets to Purchaser as provided hereby;

     (b ) Seller and Purchaser shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to the Sale Interest;

     (c)  Purchaser shall deliver the Adjusted Purchase Price as provided in
          Article 2;

     (d ) Purchaser and Seller shall execute and deliver a settlement statement
          (the "Preliminary Settlement Statement") prepared by Seller and setting forth the Purchase Price and all adjustments thereto agreed upon by the parties, using the best information available, subject to
          Section 13.18; an d

     (e) Purchaser and Seller shall execute such other instruments and take such other action as may be necessary to carry out their respective obligations under this Agreement.


                      ARTICLE 9.  POST-CLOSING OBLIGATIONS

      9.1 Receipts and Credits; Suspense Funds. Subject to the terms hereof, all monies, refunds, proceeds, receipts, credits, receivables, accounts and income attributable to the purchased Assets (a) for all periods of time from and after the Effective Time shall be the sole property and entitlement of the Purchaser, and, to the extent received by Seller, Seller shall fully disclose and account therefor to Purchaser promptly, and (b) for all periods of time prior to the Effective Time shall be the sole property and entitlement of Seller to the extent received by Purchaser or Seller prior to the Final Accounting Date or allocated to Seller in the Final Accounting, and if received by Purchaser, Purchaser shall fully disclose and account therefore to Seller promptly. Purchaser shall pay Seller for Seller's share of hydrocarbons attributable to the purchased Assets in storage above the pipeline connection or in transit on the Effective Time at the relevant contract price. Until the Final Accounting Date, Seller shall remain liable for all obligations, liabilities, costs and expenses arising in the normal course of business directly related to activities conducted prior to the Effective Date and which are discovered prior to the Final Accounting Date, ("Seller's Expenses"). Seller and Purchaser recognize that as of the Effective Time there may be over or under imbalances with respect to gas production, gathering, transportation or processing attributable to the Subject Properties ("Imbalances") all of which have been accounted for in the Purchase Price. The parties hereby agree that (i) Imbalances shall not be included in any Identified Claims asserted hereunder, and (ii) the Subject Properties will be conveyed specifically subject to Imbalances which exist as of the Effective Time, without any adjustment to the Purchase Price and with Purchaser, as of Closing, bearing and assuming all obligations with respect to any overproduction account or liability and receiving the benefit of and being credited with any underproduction account or credit. At Closing, Seller shall deliver to Purchaser all amounts in Seller's possession due third party owners of interests in the Subject Properties, and Purchaser agrees that it shall be solely responsible for the disposition of such funds, the payment thereof to the rightful owners and the payment, if any, of royalty thereon (the "Suspense Funds").

      9.2 Costs and Liabilities; Indemnity.

          (a) As used in this Agreement, "claims" shall include costs, expenses, obligations, claims, demands, causes of action, liabilities, damages, fines, penalties and judgments of any kind or character, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, and all costs and fees (including, without limitation, interest, attorneys' fees, costs of experts, court costs and costs of investigation) incurred in connection therewith, including, but not limited to claims arising from or directly or indirectly related to royalty, operating, suspense and capital obligations attributable to the Assets. As used in this Section 9.2, "Assets" shall include the Suspense Funds.

          (b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPRESS INTENT AND AGREEMENT OF SELLER AND PURCHASER THAT, IF CLOSING OCCURS, PURCHASER SHALL ACCEPT THE ASSETS IN THEIR "AS IS, WHERE IS" CONDITION, SUBJECT TO ANY AND ALL DEFECTS, DEFICIENCIES, IRREGULARITIES AND CLAIMS RELATED OR ATTRIBUTABLE IN ANY MANNER THERETO, INCLUDING, WITHOUT LIMITATION, TITLE DEFECTS, CONTRACT DEFECTS, ENVIRONMENTAL DEFECTS, IDENTIFIED CLAIMS OR ANY OTHER MATTER AFFECTING IN ANY RESPECT THE TITLE OR PHYSICAL CONDITION OF, OR THE RIGHT TO OWN, USE, OPERATE, DEVELOP OR ENJOY, THE ASSETS, WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, DIRECT OR INDIRECT.

          (c) AT CLOSING AND WITHOUT FURTHER ACTION OR DOCUMENTATION, PURCHASER
              (1) SHALL ASSUME, BE RESPONSIBLE FOR AND COMPLY WITH ALL DUTIES AND OBLIGATIONS, EXPRESS OR IMPLIED, ARISING AT ANY TIME WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITATION (I) THOSE ARISING UNDER OR BY VIRTUE OF ANY LEASE, CONTRACT, AGREEMENT, DOCUMENT, PERMIT, LAW, STATUTE, RULE, REGULATION OR ORDER OF ANY GOVERNMENTAL AUTHORITY OR COURT (SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY GOVERNMENTAL REQUEST OR OTHER REQUIREMENT TO PLUG, RE-PLUG OR ABANDON ANY WELL OF WHATSOEVER TYPE, STATUS OR CLASSIFICATION, OR TAKE ANY CLEAN-UP, REMEDIAL OR OTHER ACTION WITH RESPECT TO THE ASSETS), (II) PREFERENTIAL RIGHTS TO PURCHASE AND (III) THIRD PARTY CONSENTS; (2) SHALL ASSUME, BE RESPONSIBLE FOR AND PAY ALL CLAIMS AFFECTING OR ARISING, DIRECTLY OR INDIRECTLY, AT ANY TIME IN CONNECTION WITH THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PERSONAL OR PROPERTY INJURY OR DAMAGE, ENVIRONMENTAL CLEANUP, REMEDIATION, OR COMPLIANCE, OR FOR ANY OTHER RELIEF, ARISING DIRECTLY OR INDIRECTLY FROM OR INCIDENT TO, THE USE, OCCUPATION, OPERATION, MAINTENANCE OR ABANDONMENT OF OR PRODUCTION FROM THE PURCHASED ASSETS, OR CONDITION OF THE ASSETS, WHETHER LATENT OR PATENT, INCLUDING, WITHOUT LIMITATION, CONTAMINATION OF PROPERTY OR PREMISES WITH NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"), AND WHETHER OR NOT ARISING SOLELY FROM OR CONTRIBUTED TO BY THE NEGLIGENCE IN ANY FORM, WHETHER ACTIVE OR PASSIVE, OR OF ANY KIND OR NATURE, OF SELLER OR ITS PREDECESSORS IN TITLE OR THEIR RESPECTIVE AGENTS, EMPLOYEES OR CONTRACTORS; AND (3) SHALL DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM ANY AND ALL CLAIMS ARISING, ASSERTED OR DUE AT ANY TIME IN CONNECTION WITH THE FOREGOING.

          (d) From and after Closing, any claim for indemnity hereunder shall be made by written notice, together with a written description of any claims asserted stating the nature and basis of such claim and, if ascertainable, the amount thereof. Purchaser shall have a period of twenty (20) days after receipt of such notice within which to respond thereto or, in the case of a claim which requires a shorter time for response, then within such shorter period as specified by Seller in such notice (the "Notice Period"). If Purchaser denies liability hereunder or fails to provide the defense for any claim, Seller may defend or compromise the claim as it deems appropriate without prejudice to any of Seller's rights hereunder, with no right of Purchaser to approve or disapprove any actions taken in connection therewith by Seller. If Purchaser accepts liability and responsibility for the defense of any claim, it shall so notify Seller as soon as is practicable prior to the expiration of the Notice Period and undertake the defense or compromise of such claim with counsel selected by Purchaser and reasonably acceptable to Seller. If Purchaser undertakes the defense or compromise of such claim, Seller shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any claim shall be made without reasonable notice to Seller, and without the prior written approval of Seller, unless such compromise or settlement includes a general and complete release of Seller, its Affiliates and their respective Representatives in respect of the matter, with prejudice, and with no express or written admission of liability on the part of Seller, its Affiliates and their respective Representatives, and no constraints on the future conduct of its or their respective businesses.

          (e) Seller shall have the right at all times to participate, at its sole cost, in the preparation for any hearing or trial related to the indemnities set forth in this Agreement, as well as the right to appear on its own behalf or to retain separate counsel to represent it at any such hearing or trial.

          (f) THE INDEMNITIES PROVIDED IN THIS AGREEMENT SHALL EXTEND TO SELLER AND ITS AFFILIATES AND ANY PERSON WHO AT ANY TIME HAS SERVED OR IS SERVING AS A DIRECTOR, OFFICER, EMPLOYEE, CONSULTANT, INVITEE OR AGENT THEREOF (EACH A "REPRESENTATIVE"), AND EACH OF THEIR RESPECTIVE HEIRS, EXECUTORS, SUCCESSORS AND ASSIGNS, AND SHALL APPLY TO ALL CLAIMS SUBJECT TO INDEMNITY HEREUNDER, INCLUDING THOSE BASED ON NEGLIGENCE OF ANY NATURE, INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF SELLER (OR ANY OTHER INDEMNIFIED PARTY) OR ANY OTHER THEORY OF LIABILITY OR FAULT, WHETHER OF LAW (WHETHER COMMON OR STATUTORY) OR IN EQUITY; PROVIDED, HOWEVER, PURCHASER SHALL NOT BE LIABLE FOR OR INDEMNIFY SELLER FOR ANY CLAIM ASSERTED BY PURCHASER AND ARISING FROM A BREACH BY SELLER OF THIS AGREEMENT. THE INDEMNIFICATION PROVISIONS OF THIS SECTION 9.2 SHALL BE IN ADDITION TO ANY OTHER INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT, AND IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE TERMS OF THIS SECTION 9.2 SHALL CONTROL OVER ANY CONFLICTING OR CONTRADICTING TERMS OR PROVISIONS CONTAINED IN THIS AGREEMENT, AND SHALL SURVIVE CLOSING.

          (g) To the extent, but only to the extent, Purchaser provides Seller specific written notice of said claims within twelve (12) months after the Closing Date, Seller shall retain liability for any and all claims asserted by unaffiliated third parties and pertaining to the Assets (1) to the extent and only to the extent the adjudicated liability specifically excluding Defense Costs, as hereinafter defined, for such claims exceeds $1,500,000 and is based on a breach of Environmental Laws by Seller (including Mesa Operating Company and Parker & Parsley Development L.P.) prior to the Effective Time and pertains to that period of time of Seller's (including Mesa Operating Company and Parker & Parsley Development L.P.) ownership or operation of the Assets prior to the Effective Time ("9.2(g)(1) Environmental Liability") or (2) to the extent and only to the extent the adjudicated liability for such claims, specifically excluding Defense Costs, exceed $1,500,000 and are based on the non-payment, underpayment, or mispayment of royalties properly due from Seller (including Mesa Operating Company and Parker & Parsley Development L.P.) prior to the Effective Time and pertains to that period of time of Seller's (including Mesa Operating Company and Parker & Parsley Development L.P.) ownership or operation of the Assets prior to the Effective Time ("9.2(g)(2) Royalty Liability") (it being acknowledged and agreed that Purchaser shall be solely responsible for any and all claims for which a Claim Notice is not given within twelve(12) months after the Closing Date and for 9.2(g)(1) Environmental Liability claims up to $1,500,000 or 9.2(g)(2) Royalty Liability claims up to $1,500,000). The provisions of this subsection (g) shall not relieve Purchaser of any obligation or liability of Purchaser under Section
          3.3 arising from breaches of its obligation of confidentiality or its indemnification obligations thereunder.

          For the purposes of this Agreement, Environmental Laws shall mean any and all ("Laws"), as hereinafter defined, that relate to: (i) the prevention of pollution or environmental damage, (ii) the remediation of pollution or environmental damage, and/or (iii) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and Oil Pollution Act of 1990, as amended and Laws shall mean laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which have been promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction and are in existence as of the Effective Time.

          If a claim is asserted against a Purchaser for which the Seller may have retained liability, it shall be a condition precedent to the Seller's obligation under this Section 9.2 (g) that the Purchaser give Seller written notice of such claim setting forth full particulars of the claim (including a copy of the written claim, if any) as then known by the Purchaser "Claim Notice". Purchaser shall make a good faith effort to notify the Seller within one (1) month of receipt of a claim and shall in all events effect notice within such time as will allow the Seller a reasonable period of time in which to evaluate and timely respond to said claim.

          Seller may at any time assume the defense of said claim with counsel selected by the Seller and reasonably satisfactory to the Purchaser. Purchaser shall cooperate in all reasonable respects in such defense.

          Purchaser shall promptly send written notice to Seller (and Seller written notice to Purchaser where Seller has assumed the defense of the claim) of any proposed settlement of a claim for which this
          Section 9.2.(g) may be applicable. The parties shall endeavor to cooperate to promptly determine the acceptability of said settlement offer(s).

          Purchaser shall solely bear all the costs of defense and investigation and all other related costs and expenses pertaining to each claim to the extent such claim does not exceed $1,500,000 in actual adjudicated liability under 9.2(g)(1) or each claim does not exceed $1,500,000 in actual adjudicated liability under 9.2(g)(2). In the event that actual adjudicated liability for a claim, for which a Claim Notice was timely delivered to Seller by Purchaser under 9.2(g)(1) above exceeds $1,500,000 or under 9.2(g)(2) above exceeds $1,500,000 and all other requirements under this Section 9(g) have been met (except as otherwise provided in the second to the last sentence of this paragraph) AND Purchaser has expended $500,000 in the defense of said claim, limited to incurred reasonable out-of-pocket costs of defense and investigation of said claim, including but not limited to fees of outside counsel, court costs and outside consultants and contractors but excluding Purchaser's overhead or personnel and all other in-house costs and expenses and specifically excluding amounts for which Purchaser is entitled to reimbursement by third parties such as insurers, working interest owners or joint venturers ("Defense Costs"), then after Defense Costs exceed said $500,000 for each said claim Seller will share 50% of the Defense Costs in excess of said $500,000 for each said claim. Notwithstanding the previous sentence, Seller shall have no obligation to share in the Defense Costs where Seller has assumed the defense of said claim as provided in this
          Section 9.2(g). Purchaser shall provide regular accounts (at least every 30 days for said claim) to Seller of its Defense Costs of claims and Seller shall have the right to audit Purchaser's records regarding such expenditures upon reasonable request.

      9.3 Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

      9.4 Delivery of Records. As soon as reasonably possible but no later than thirty (30) days after the Closing Date, Seller shall deliver originals (or copies where originals are not available) of the Records to Purchaser; provided, that Seller (i) shall exercise its best efforts to provide Purchaser at Closing or as soon thereafter as is practicable with all Records necessary to assume and conduct operations of the Assets, and (ii) shall have the right to retain, as its own, original Records that pertain to the Excluded Assets along with copies of the other Records Seller wishes to retain to be made at Seller's cost.

      9.5 Access to Data. Subject to the rights of third parties and Seller's proprietary rights, Seller shall provide Purchaser with reasonable access to Seller's books and records after Closing as necessary for Purchaser to prepare its financial statements. For a period of two (2) years after Closing, Seller will permit Purchaser or its Representatives to review, from time to time in Seller's offices during normal business hours, Seismic data, which exists or to which Seller has rights at the Effective Time and which directly pertains to the Assets and which Seller owns or for which Seller has a license (but only to the extent such review by Purchaser or its Representative is not prohibited by the terms of the license that is applicable to the data that Purchaser desires to review ). In order to schedule any such review, Purchaser shall contact Seller's Vice President of Exploration - Domestic Exploration at Seller's notice address indicated in Section 13.6.

      9.6 Continued Accounting. Upon written request by Purchaser on or before Closing, Seller shall continue to perform normal accounting for all Assets for a period ending one month after the month of Closing, but in no event beyond January 31, 1998.

                            ARTICLE 10.  TERMINATION

      10.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing:

          (a) By Seller if Closing does not occur on or before December 31, 1997;

          (b) By mutual consent of the parties;

          (c) By Purchaser or Seller in accordance with Section 3.6;

          (d) By Purchaser by notice delivered to Seller on or before Closing if all conditions described in Article 7 shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Purchaser; provided that Purchaser may exercise its right to terminate under this Section 10.1 (d), in the event Seller fails to meet the conditions of Closing as stated in Section 7.1, regardless of whether Purchaser has previously included such breach in a Notice of Defects, whether such breach would constitute a Defect or whether Purchaser would be entitled to relief under Section 3.6 as a result thereof.

          (e) By Seller by notice delivered to Purchaser on or before Closing if
              (1) all conditions described in Article 6 shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Seller, or (2) Purchaser has not made the filings and requests required of it by the first sentence of
              Section 13.20 prior to October 15, 1997.

      10.2 Effect of Termination under Section 10.1. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 3.3, 4.4, 5.4, 13.1 through 13.11 and 13.14 through 13.17, each of which shall survive such termination and continue in full force and effect); provided, however, (I) that if either party is in material default of its obligations under this Agreement at the time this Agreement is so terminated, such defaulting party shall continue to be liable to the other party for damages and other remedies available at law or in equity (including, without limitation, for specific performance) in respect of such default and such liability shall not be affected by such termination; and (ii) if this Agreement is so terminated by Purchaser, in the absence of a material default hereunder by Purchaser, the Deposit shall be returned to Purchaser, or if so terminated by Seller, as the result of a default hereunder by Purchaser, the Seller may, in its sole discretion, elect to retain the Deposit as liquidated damages (it being agreed by the parties that damages in said event would be extremely difficult to determine, and that the Deposit represents a fair and reasonable estimate of such damages under the circumstances, and does not constitute a penalty). Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to Section 10.1 by Seller, in the absence of a material default hereunder by Seller, Seller shall be free immediately to enjoy all rights of ownership of the Assets and may sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement and without any impairment of its rights hereunder to seek and recover damages from Purchaser arising from any default hereunder by Purchaser; provided, that Seller's right to seek specific performance of Purchaser's obligations hereunder shall be waived upon any such disposition of the Assets and that its right to seek or recover any other damages shall be waived upon its express election to retain the Deposit in lieu of any other remedy against Purchaser, including specific performance hereunder.

      10.3 Effect of Termination under Section 2.4. If this Agreement is terminated pursuant to Section 2.4, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 3.3, 4.4, 5.4, 13.1 through 13.11 and 13.14 through 13.17, each of which shall survive such termination and continue in full force and effect); provided, however, the Deposit, or any part thereof, shall not be returnable or refundable.

                               ARTICLE 11.  TAXES

      11.1 Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations concerning the Assets with respect to the tax period in which the Effective Time occurs ("Property Taxes") shall be apportioned as of the Effective Time between Seller and Purchaser. Seller shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property

Taxes relating to the tax period in which the Effective Time occurs. Purchaser shall pay to Seller Purchaser's pro rata portion of Property Taxes within thirty
(30) days after receipt of Seller's invoice therefor.

      11.2 Sales Taxes. The Purchase Price excludes any sales taxes or other taxes required to be paid in connection with the sale of property pursuant to this Agreement. Purchaser shall be liable for all sales, use and other taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of property pursuant to this Agreement. These taxes shall be collected and remitted under applicable law. Purchaser shall indemnify and hold Seller harmless with respect to the payment of any of these taxes including any interest or penalties assessed thereon.

      11.3 Other Taxes. All taxes (other than income taxes) which are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties. From and after Closing, Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes and for filing all statements, returns, and documents incident thereto.

      11.4 Cooperation. Each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data and other information which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any tax return or other confidential tax information.


                 ARTICLE 12.  PHYSICAL CONDITION OF THE ASSETS

      12.1 Prior Use of Assets. THE ASSETS HAVE BEEN USED FOR OIL AND GAS DRILLING AND PRODUCING OPERATIONS AND RELATED OIL FIELD OPERATIONS. PHYSICAL CHANGES IN THE LAND MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE ASSETS ALSO MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, WHETHER OR NOT OF A SIMILAR NATURE, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN BY SELLER OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE PROPERTY. PURCHASER UNDERSTANDS THAT SELLER DOES NOT HAVE THE REQUISITE INFORMATION WITH WHICH TO DETERMINE THE EXACT NATURE OR CONDITION OF THE ASSETS OR THE AFFECT ANY SUCH USE HAS HAD ON THE PHYSICAL CONDITION OF THE LANDS BURDENED BY THE ASSETS.

      12.2 Assumption of Assets in Present Condition. PURCHASER ACKNOWLEDGES THAT (I) THE CONSUMMATION OF THIS AGREEMENT BY PURCHASER SHALL BE ON THE BASIS OF ITS OWN INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS, INCLUDING, WITHOUT

LIMITATIONS, SUBSURFACE CONDITION; (ii) THE ASSETS HAVE BEEN USED IN THE MANNER AND FOR THE PURPOSES SET FORTH ABOVE AND THAT PHYSICAL CHANGES TO THE ASSETS AND THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USE; AND (iii) NORM AND MAN-MADE MATERIAL FIBERS ("MMMF") MAY BE PRESENT AT SOME LOCATIONS. PURCHASER ACKNOWLEDGES THAT NORM IS A NATURAL PHENOMENON ASSOCIATED WITH MANY OIL FIELDS IN THE UNITED STATES AND THROUGHOUT THE WORLD. PURCHASER SHALL MAKE ITS OWN DETERMINATION OF THIS PHENOMENON AND OTHER CONDITIONS. SELLER DISCLAIMS ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH ANY PRESENCE OF NORM OR MMMF ON OR AFFECTING THE ASSETS. IN ACCORDANCE WITH SECTION 9.2 AND AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTES OR CONTAMINANTS AND ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF PIPELINES, EQUIPMENT AND OTHER ITEMS OF PERSONAL PROPERTY, AND WASTES OR CONTAMINANTS WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATION. IN ACCORDANCE WITH SECTION 9.2 AND AT CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATED TO DISPOSALS, SPILLS, WASTES, OR CONTAMINATION, OR OTHER ADVERSE PHYSICAL CONDITIONS ON, BELOW, OR RELATED TO OR AFFECTING THE ASSETS SHALL BE ASSUMED BY PURCHASER AND PURCHASER SHALL, NOTWITHSTANDING WHEN THE BASIS FOR ANY CLAIM, ACTION, SUIT, JUDGMENT (INCLUDING, WITHOUT LIMITATION, THOSE FOR DEATH, PERSONAL INJURY OR PROPERTY DAMAGE) SHALL HAVE OCCURRED, INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS THEREFROM PURSUANT TO SECTION 9.2.

      12.3 Casualty Loss. In the event of any material damage by fire or other casualty to any of the Assets prior to the Closing ("Casualty Loss"), this Agreement shall remain in full force and effect, and as to each affected Asset, Seller shall at its election either collect (and when collected pay over to Purchaser) or assign to Purchaser any and all insurance claims related to such damage, and Purchaser shall take title to the affected Asset without reduction in the Purchase Price.

                          ARTICLE  13.  MISCELLANEOUS

      13.1 Governing Law. This Agreement and all instruments executed in accordance herewith shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of the jurisdiction wherein the Assets are located shall apply. In the event of any litigation or other proceeding in connection with this Agreement, the venue for any such proceeding shall be in a court of competent jurisdiction located in Texas, and the prevailing party shall be entitled to recover its reasonable attorney's fees and costs incurred therein from the other party, in addition to any damages awarded.

      13.2 Entire Agreement. This Agreement, all agreements and instruments executed in connection herewith and the Confidentiality Agreement dated on or about September 25, 1997, between Sheridan Energy, Inc. and Pioneer Natural Resources USA, Inc. (the "Confidentiality Agreement") and that letter agreement ("Letter Agreement") by and between Sheridan Energy, Inc. and Pioneer Natural Resources USA, Inc. dated October 28, 1997 (and said Letter Agreement remains in full force and effective) constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

      13.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      13.4 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

      13.5  Assignability.  Except pursuant to a like kind exchange pursuant to
Section 2.3, neither party hereto shall assign (whether before, at or after Closing) this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which may be withheld for any or no reason. Any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

      13.6 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by registered or certified U.S. mail, addressed to the party to be notified, postage prepaid, return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner (including by facsimile delivery) shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

SELLER:
-------

     Pioneer Natural Resources USA, Inc.
     Attn:  Tim Dove and W.T. Howard
     1400 Williams Square West
     5202 North O'Connor Blvd.
     Irving, Texas 75039-3746
     Telephone:       972/444-9001
     Fax:             972/402/7057
     WITH COPY TO:         Marc Dingler
                           303 W. Wall, Suite 101
                           Midland, Texas  79701
                           Telephone:      (915) 683-4768
                           Fax:            (915) 571-5815


PURCHASER:
---------

     Sheridan Energy, Inc,
     1000 Louisiana, Suite 800
     Houston, TX 77002
     Telephone:  713/651-7899
     Fax:        713/651/3056
     Attn:  Bill Berilgen/Jon Wright


Each party shall have the right, upon giving three (3) days prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice to any other appropriate street address.

      13.7 DTPA Waiver. TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY VOLUNTARILY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEX. BUS. & COM. CODE., A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE; (II) HAS CONSULTED WITH AN ATTORNEY OF PURCHASER'S OWN CHOOSING; (III) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL, BUSINESS AND OIL AND GAS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY; (IV) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; AND (V) THAT THIS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS AGREEMENT AND THE CONSIDERATION THEREOF.

      13.8 Expenses. Each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own legal counsel and accountants).

      13.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

      13.10    Damages.   The parties waive any rights to punitive and
incidental or consequential damages resulting from a breach of this Agreement.

      13.11 No Third Party Beneficiary. This Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

      13.12 Survival. The representations and warranties of the parties under this Agreement shall not survive, but shall terminate upon and be extinguished by, Closing; provided, however, that (i) all representations, waivers, covenants, agreements and indemnities contained entirely within Sections 1.2, 3.6, 3.7, 4.1 through 4.5 and 5.1 through 5.6, and Articles 9, 11, 12 and 13 of this Agreement shall survive the Closing, and (ii) Seller's obligation with respect to Further Conveyances (as defined in Section 3.1 above) shall expire on the first anniversary of the Closing Date with respect to matters not asserted prior to such anniversary date with the specificity required of Notice of Defects given hereunder; further provided, that, notwithstanding anything herein to the contrary, Purchaser expressly agrees and acknowledges that it shall have no remedy or recourse against Seller or its Affiliates or any of their respective Representatives with respect to the condition of the Assets or any representation or warranty made in connection with this Agreement, except as expressly provided by Section 3.6.

      13.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13.14 Certain Definitions. As used in this Agreement, (a) the term "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person; (b) the term "Person" means an individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or other governmental unit or any agency or subdivision thereof, or any other legally recognizable entity; and (c) the terms "to [Seller's or Purchaser's, as the case may be] knowledge" or "known to" and other terms of similar import shall mean, with respect to the referenced party, only the then existing actual non-privileged knowledge of any president or vice president of such party or of such party's general or managing partner or agent, as the case may be, and are not intended to imply that such party in fact has actual knowledge of the subject matter to which such terms apply.

      13.15 Construction of Ambiguity. In the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits hereto and whether or not placed of record, such ambiguity shall not be construed for or against any party hereto on the basis that such party did or did not author the same.

      13.16 Waiver of Jury Trial. SELLER AND PURCHASER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      13.17 Publicity. Seller and Purchaser shall consult with each other with regard to all publicity and other releases and disclosures to be made prior to or within 60 days following, at or after Closing concerning this Agreement and the transactions contemplated hereby, which are not otherwise expressly permitted by the Confidentiality Agreement, and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall make any disclosure or issue any publicity or other release without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

      13.18    Accounting.

      A. Seller shall deliver to Purchaser on or before the second business day prior to Closing the Preliminary Settlement Statement setting forth any adjustments to the Purchase Price provided for in or required by this Agreement. The Preliminary Settlement Statement shall be prepared in accordance with this Agreement and with standard industry and accounting practices. In connection with the preparation of the Preliminary Settlement Statement, the Purchase Price shall be (1) increased by (a) the costs and expenses that are attributable to the Subject Properties for the period from the Effective Time to the Closing Date that are paid incurred or assessed by Seller (including, but not limited to, Seller's internal cost for administrative overhead which, if not otherwise established, shall be the COPAS rate otherwise applicable for each well operated by Seller), and
               (b) other amounts due Seller and contemplated hereby, and (2) reduced by (a) proceeds received by Seller for hydrocarbons attributable to the Subject Properties produced after the Effective Time, (b) Seller's Expenses and (c) other amounts due Purchaser and contemplated hereby.

      B. Within 150 days after the Closing, Seller shall make a good faith effort to prepare, in accordance with this Agreement and with standard industry and accounting practices, and deliver to Purchaser, a final accounting statement showing the proration and calculation of credits and payment obligations of Purchaser and Seller hereunder. As soon as reasonably practicable after receipt thereof, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to be made to such statement. The parties shall use their best efforts to reach agreement (the "Final Accounting") on the final accounting statement on or before the 180th day after the Closing Date (such date the "Final Accounting Date", whether or not Seller and Purchaser have agreed on the Final Accounting). Once the Final Accounting has been agreed to by Purchaser and Seller, there shall be no further adjustments to the Purchase Price. At Closing, except for the payments to and rights of Seller and Purchaser expressly provided for in Section 9.1, Purchaser shall assume and acquire all rights, obligations and liabilities relating to the Assets whether arising before or after the Effective Time, as provided in Article 9.

      13.19 Operatorship. Seller does not represent to Purchaser that Purchaser will automatically succeed to the operatorship of any given Subject Property as to which Seller is currently the operator. Purchaser recognizes and agrees that Purchaser will be required to comply with applicable operating agreements, unit operating agreements or other similar contracts relating to any elections or other selection procedures in order to succeed Seller as operator.

      13.20 HSR Act. The parties shall exercise their best efforts to file (or will cause their ultimate parent entities to file) with the United States Federal Trade Commission and the United States Department of Justice all notifications and reports required for the transaction contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), if applicable and shall request early termination of the prescribed waiting period. Both parties shall use their best efforts to promptly supply any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act and shall comply in all material respects with the requirements of the HSR Act. Closing of the transaction contemplated hereby shall not occur unless and until all necessary filings and notifications under the HSR Act have been made, including the provision of any required additional information or documents, and the waiting period referred to in such Act shall have expired or terminated.

     13.21 Arbitration Procedures. If either party desires to arbitrate, as specified in Article 3, such arbitration shall be conducted as set forth below.

(A) Within 3 business days of delivery of the Arbitration Notice the parties shall jointly select an acceptable person as the sole arbitrator under this Agreement. If the parties are unable to agree upon the designation of a person as arbitrator, then either Seller or Purchaser, or both such parties, may in writing request the American Arbitration Association to appoint a qualified arbitrator.

(B) Any arbitration hearing shall be held at a place in Dallas Texas acceptable to the arbitrator.

(C) The arbitrator shall settle disputes regarding whether or not Termination Threshold has been met and specifically (I) whether an alleged Defect actually exists, (ii) the actual value of any such alleged Defect, or (iii) whether such Defect has been cured by Seller. The arbitrator shall do this in accordance with the Texas General Arbitration Act and the Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of such Act or the terms hereof. Such arbitrator shall hear all arbitration matters arising under Article 3. The decision of the arbitrator shall be binding upon the parties, and may be enforced in any court of competent jurisdiction. Seller and Purchaser, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator shall be shared equally by Seller and Purchaser.

(D) The arbitration shall commence within 5 business days after the arbitrator is selected as set forth in this Section. In fulfilling his duties hereunder, the arbitrator shall be bound by the terms of this Agreement. In fulfilling any of his arbitration duties, the arbitrator may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, attorneys and consultants, to advise the arbitrator.

(E) If any arbitrator selected hereunder should die, resign or be unable to perform his duties hereunder the parties or if the parties are unable to agree, the American Arbitration Association shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.


     13.22 Access to Records. During the Examination Period, at Purchaser's request Seller will allow Purchaser access to Records which are available in Seller's Midland Office beginning at 7:00 a.m. and ending at 7:00 p.m. Monday through Friday (except on November 27 and 28) and on Saturdays (except for November 29) from 8:00 a.m. to 12:00 noon.

EXECUTED as of the date first set forth above.

                         SELLER:
                         ------

                         PIONEER NATURAL RESOURCES USA, INC.



                         By: /s/ A. R. Alameddine
                            ---------------------------------------
                         Name: A. R. Alameddine
                            ---------------------------------------
                         Its: Vice President of Development
                            ---------------------------------------



                         PURCHASER:
                         ---------

                         SHERIDAN ENERGY, INC.


                         By: /s/ B.A. Berilgen
                            ---------------------------------------
                         Name: B.A. Berilgen
                            ---------------------------------------
                         Its: President and Chief Executive Officer
                            ---------------------------------------